PROSPECTUS SUPPLEMENT
(To Prospectus dated March 25, 2004)

                                  $650,000,000
                           General Motors Corporation
                       7.50% Senior Notes Due July 1, 2044

             -----------------------------------------------------

          Interest payable on January 1, April 1, July 1 and October 1

             -----------------------------------------------------

     This is an offering of 7.50% Senior Notes due July 1, 2044 (the "Bonds") to be issued by General Motors Corporation ("GM"). The Bonds will be general unsecured, unsubordinated obligations of GM. The Bonds will mature on July 1, 2044. The Bonds will bear interest from June 30, 2004, at the rate of 7.50% per annum, payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on October 1, 2004. We will have the right to redeem the Bonds in whole but not in part in certain circumstances if we are unable to deduct interest paid on the Bonds for U.S. federal income tax purposes. The Bonds also will be redeemable at our option, in whole or in part, at any time on or after June 30, 2009, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest to the redemption date. The Bonds will be issued in minimum denominations of $25 and integral multiples of $25.

     We will apply to list the Bonds on the New York Stock Exchange and expect trading in the Bonds on the New York Stock Exchange to begin within 30 days after the original issue date.

             -----------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             -----------------------------------------------------

                                                       Per Bond      Total
                                                       --------     -------
Public offering price................................   100.0%    $650,000,000
Underwriting Discounts...............................    3.15%    $ 20,475,000
Proceeds to GM (before expenses).....................   96.85%    $629,525,000

             -----------------------------------------------------


     The public offering price set forth above does not include accrued interest, if any. Interest on the Bonds will accrue from June 30, 2004, and must be paid by the purchaser if the Bonds are delivered after June 30, 2004.

     The underwriters expect to deliver the Bonds in book-entry form only through the facilities of The Depository Trust Company, including for the accounts of Euroclear Bank S.A./N.V. and Clearstream Banking S.A. to purchasers on June 30, 2004.

     We have granted the underwriters a right to request from us the opportunity to purchase up to an additional $97,500,000 aggregate principal amount of Bonds to cover overallotments, if any. Whether or not to approve the request is totally at our discretion.

             -----------------------------------------------------

                           Joint Book-Running Managers

Citigroup      Merrill Lynch & Co.      Morgan Stanley      UBS Investment Bank

A.G. Edwards                                                Wachovia Securities

             -----------------------------------------------------


Banc One Capital Markets, Inc.
                 Bear, Stearns & Co. Inc.
                            Deutsche Bank Securities
                                                   HSBC
                                                            RBC Capital Markets
                                                                  TD Securities
June 23, 2004

                                TABLE OF CONTENTS
                         -------------------------------


                                                                     Page
                                                                     ----
                               PROSPECTUS SUPPLEMENT


Incorporation of Certain Documents By Reference....................   S-1
Ratio of Earnings to Fixed Charges.................................   S-2
Use of Proceeds....................................................   S-2
Description of the Bonds...........................................   S-2
U.S. Tax Considerations............................................   S-8
Underwriting.......................................................  S-11
Legal Opinions.....................................................  S-13

                                   PROSPECTUS

About this Prospectus..............................................     1
Principal Executive Offices........................................     2
Where You Can Find More Information................................     2
Incorporation of Certain Documents by Reference....................     3
Description of General Motors Corporation..........................     4
Ratio of Earnings to Fixed Charges and Ratio of Earnings
  to Fixed Charges and Preference Stock Dividends..................     5
Use of Proceeds....................................................     5
Overview of Our Capital Stock......................................     6
Description of $1 2/3 Par Value Common Stock.......................     8
Description of Preferred Stock.....................................    10
Description of Preference Stock....................................    11
Description of Debt Securities.....................................    13
Description of Purchase Contracts..................................    21
Description of Depositary Shares...................................    22
Description of Warrants............................................    25
Description of Units...............................................    28
Forms of Securities................................................    31
Plan of Distribution...............................................    33
Legal Matters......................................................    36
Experts............................................................    36

             -----------------------------------------------------

     Unless the context indicates otherwise, the words "GM" "we", "our", "ours", and "us" refer to General Motors Corporation.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information or to make any additional representations. We are not, and the underwriters are not, making an offer of any securities other than the Bonds. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated March 25, 2004. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement.

     We will deliver the Bonds to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the Bonds. The underwriting agreement provides that the closing will occur on June 30, 2004, which is five business days after the date of the prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus supplement and accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about General Motors Corporation and its finances.

SEC Filings (File No. 1-143)                            Period
---------------------------                             ------
Annual Report on Form 10-K                 Year ended December 31, 2003
Quarterly Report on Form 10-Q              Quarter ended March 31, 2004
Current Reports on Form 8-K                Dates filed: April 1, 2004, April 20,
                                           2004(2)*, April 29, 2004, May 4,
                                           2004, May 20, 2004, June 2, 2004,
                                           June 15, 2004* and June 16, 2004*.

--------------

* Reports submitted to the SEC under Item 9, Regulation FD Disclosure and Item 12, Results of Operations and Financial Condition. Pursuant to General Instructions B(2) and B(6) of Form 8-K the reports submitted under Items 9 and 12 are not deemed to be "filed"` for the purpose of Section 18 of the Securities Exchange Act of 1934 and we are not subject to the liabilities of that section. We are not incorporating and will not incorporate by reference these reports into a filing under the Securities Act of 1933, the Securities Exchange Act of 1934 or into this prospectus supplement or the accompanying prospectus.

     You may, at no cost, request a copy of the documents incorporated by reference in this prospectus supplement and accompanying prospectus, except exhibits to such documents, by writing or telephoning the office of Paul W. Schmidt, Controller, at the following address and telephone number:

                           General Motors Corporation
                             300 Renaissance Center
                          Detroit, Michigan 48265-3000
                               Tel: (313) 556-5000

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table presents the ratio of our earnings to fixed charges for the periods indicated:


        Three Months
        Ended March 31,                 Years Ended December 31,
        --------------            ----------------------------------------
        2004      2003            2003     2002     2001     2000     1999
        ----      ----            ----     ----     ----     ----     ----
        1.51      2.06            1.33     1.29     1.28     1.59     2.21

     We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

                                 USE OF PROCEEDS

     We will use the net proceeds (approximately $629,525,000 after deducting underwriting discounts and commissions or approximately $723,953,750 if the underwriters exercise their over-allotment option in full) for general corporate purposes, including the repayment of existing indebtedness.

                            DESCRIPTION OF THE BONDS

General

     The following description of the particular terms of the Bonds offered hereby supplements and, to the extent that the terms are inconsistent, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The Bonds are part of the Debt Securities registered by GM in September 2003 to be issued on terms to be determined at the time of sale.

     The Bonds offered hereby will be issued in an initial aggregate principal amount of $650,000,000 pursuant to an Indenture dated as of December 7, 1995, between us and Citibank, N.A. (the "Trustee"), which is more fully described in the accompanying prospectus and the Bonds have been authorized and approved by resolution of our Board of Directors.

     The Indenture and the Bonds are governed by, and construed in accordance with, the laws of the State of New York, United States.

     The Bonds will be unsecured obligations of GM and will rank equally with all other unsecured and unsubordinated indebtedness of GM. The Bonds will mature on July 1, 2044. The Bonds are expected to be listed on the New York Stock Exchange. The Bonds will bear interest, calculated on the basis of a 360-day year consisting of twelve 30 day months, from June 30, 2004 at a rate of 7.50% per annum, payable on January 1, April 1, July 1 and October 1 of each year, the first payment to be made on October 1, 2004, to the person in whose name the Bonds are registered at the close of business on the fifteenth day of the month preceding such January 1, April 1, July 1 and October 1.

     If any January 1, April 1, July 1 and October 1 falls on a day that is not a Business Day, then payment of interest will be made on the next succeeding Business Day with the same force and effect as if made on such date.

     The Bonds will be issued in book-entry form only through the facilities of The Depository Trust Company, including for the accounts of Euroclear Bank S.A./N.V. and Clearstream Banking S.A. See "Forms of Securities" below.

     We may from time to time, without notice to or the consent of the registered holders of the Bonds, create and issue further Bonds ranking pari passu with the Bonds in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further Bonds or except for the first payment of interest following the issue date of such further Bonds. Such further Bonds may be consolidated and form a single series with the Bonds and have the same terms as to status, redemption or otherwise as the Bonds.

Optional Redemption

     We may not redeem the Bonds before June 30, 2009, except for tax reasons as described below under "Redemption for Tax Reasons." On and after June 30, 2009, we may redeem the Bonds, at our option and at any time, in whole or in part at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest up to but not including the date of redemption.

Redemption for Tax Reasons

     We may elect to redeem the Bonds, in whole but not in part, at any time at a redemption price of 100% of their principal amount, plus accrued and unpaid interest up to but not including the redemption date, if on or after June 30, 2004, a change in the U.S. tax laws results in a substantial likelihood that we will not be able to deduct the full amount of interest accrued on the Bonds for U.S. federal income tax purposes.

     The Bonds describe such a change in tax laws broadly and permit us to redeem because of:

    o any actual or proposed change in or amendment to the laws of the U.S. or regulations or rulings promulgated under those laws;

    o any change in the way those laws, rulings or regulations are interpreted, applied or enforced;

    o  any action taken by a taxing authority that applies to us;

    o  any court decision, whether or not in a proceeding involving us; or

    o any technical advice memorandum, letter ruling or administrative pronouncement issued by the U.S. Internal Revenue Service, based on a fact pattern substantially similar to ours.

Selection and Notice

     We will mail notices of redemption by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption to each registered holder of the Bonds to be redeemed at its registered address. If we redeem less than all of the Bonds at any time, the trustee will select the Bonds to be redeemed on a pro rata basis, by lot or by such other method directed by us. The trustee will make that selection not more than 45 days before the redemption date.

Trading Characteristics

     We expect the Bonds to trade at a price that takes into account the value, if any, of accrued but unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Bonds that is not included in their trading price. Any portion of the trading price of a Bond that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Bonds. See "U.S. Tax Considerations" below.

Forms of Securities

     The Bonds will be issued in the form of one or more fully registered global securities (a "Global Security") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of DTC's nominee. Beneficial interests in a Global Security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of DTC. Investors may elect to hold interests in the Global Securities through either DTC (in the United States) or (in Europe) through Clearstream Banking S.A., formerly Cedelbank ("Clearstream"), or through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"). Investors may hold their interests in the Global Securities directly if they are participants of such systems, or indirectly through organizations that are participants in these systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold these interests in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear. Citibank and JPMorgan Chase Bank are referred to in these capacities as the "U.S. Depositaries." Beneficial interests in the Global Securities will be held in denominations of $25 and integral multiples of $25. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. GM will not issue certificates to you for the Bonds that you purchase, unless DTC's services are discontinued as described below. Accordingly, you must rely on the procedures of DTC and its participants to exercise any rights under the Bonds.

   DTC

     DTC has advised us that it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

    o securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

    o  banks and trust companies;

    o  clearing corporations; and

    o  certain other organizations.

     Access to DTC's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants or indirect participants.

     DTC advises that pursuant to procedures established by it:

    o upon issuance of a Global Security, DTC will credit the account of participants designated by any dealers, underwriters or agents participating in the distribution of the securities with the respective principal or face amounts of securities beneficially owned by such participants; and

    o ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Security).

     The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to own, transfer or pledge beneficial interests in a Global Security is limited to such extent.

     As long as DTC's nominee is the registered owner of a Global Security, such nominee for all purposes will be considered the sole owner or holder of the securities represented by the Global Security. Except as provided below, you will not:

    o  be entitled to have any of the securities registered in your name;

    o receive or be entitled to receive physical delivery of the securities in definitive form; or

    o be considered the owners or holders of the securities under the applicable indenture, purchase contract agreement, warrant agreement or unit agreement.

     Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to purchase contracts, warrants or units, represented by a Global Security registered in the name of a Depository or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Security. Neither we, the trustees, any unit agent, purchase contract agent, warrant agent, paying agent or any other agent for payment on or registration of transfer or exchange of any Global Security nor DTC will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If DTC is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue securities in definitive form in exchange for the Global Securities. In addition, we may at any time determine not to have the securities represented by Global Securities and, in such event, will issue securities in definitive form in exchange for the Global Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to have securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the securities in definitive form. No service charge will be made for any transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

   Clearstream

     Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream's U.S. Participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

     Distributions with respect to Bonds held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

   Euroclear

     Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator") under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

     Euroclear has further advised GM that investors that acquire, hold and transfer interests in the Bonds by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

   Global Clearance and Settlement Procedures

     Initial settlement for the Bonds will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Bonds through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

     Because of time zone differences, credits of Bonds received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Bonds settled during such processing will be reported to the relevant Euroclear Participants or Clearstream Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Bonds by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Bonds among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither GM nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

                             U.S. TAX CONSIDERATIONS

     The following summary describes the material U.S. federal income and certain estate tax consequences of ownership and disposition of the Bonds to an initial investor purchasing a Bond at its "issue price" (that is, the first price at which a substantial amount of the Bonds is sold for money to the public (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Bonds held by initial purchasers as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances, and does not describe tax consequences of ownership or disposition of Bonds by holders that are subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons holding Bonds in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction, persons subject to the alternative minimum tax, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens.

     Prospective investors should consult their tax advisers with regard to the application of U.S. federal tax laws to their particular situations, as well as any tax consequences of ownership or disposition of Bonds under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

     "U.S. Holder" means a beneficial owner of a Bond that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S., (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

   Payment of Interest

     Stated interest on a Bond will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder's method of federal income accounting for tax purposes. The notes will be issued at par and will not be treated as bearing original issue discount for federal income tax purposes.

   Sale, Exchange or Retirement

     Upon the sale, exchange or retirement of a Bond, a U.S. Holder will recognize taxable gain or loss equal to the difference between the U.S. Holder's adjusted tax basis in the Bond and the amount realized on the sale, exchange or retirement. For these purposes, the amount realized does not include unpaid interest that has accrued to the date of sale but has not previously been included in income. (See "Description of the Bonds--Trading Characteristics.") Such amounts are treated as interest as described under "Payment of Interest" above. A U.S. Holder's adjusted tax basis in a Bond will generally equal the cost of the Bond to the U.S. Holder. Gain or loss realized on the sale, exchange or retirement of a Bond will be capital gain or loss. Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their Bonds for more than one year) and losses (the deductibility of which is subject to limitations).

Non-U.S. Holders

     "Non-U.S. Holder" means a beneficial owner of a Bond that is, for U.S. federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation or (iii) a nonresident alien fiduciary of a foreign estate or trust.

     "Non-U.S. Holder" does not include a beneficial owner of a Bond who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident for U.S. federal income tax purposes. Such owner is urged to consult his or her own tax adviser regarding the U.S. federal tax consequences of the sale, exchange or other disposition of a Bond.

     Under present U.S. federal tax law, and subject to the discussion below concerning backup withholding:

         (a) Payments of principal, interest and premium on the Bonds to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that in the case of interest, the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of GM stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to GM through stock ownership, and is not a bank receiving certain types of interest. Interest will not, however, be exempt from withholding tax unless the beneficial owner of the Bond certifies, generally on Internal Revenue Service ("IRS") Form W-8BEN or, if income from the Bond is effectively connected to the Non-U.S. Holder's conduct of a U.S. trade or business, Form W-8ECI, under penalties of perjury that it is not a U.S. person. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements;

         (b) a Non-U.S. Holder of a Bond will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the Bond, unless the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the U.S.; and

         (c) a Non-U.S. Holder who is an individual and who is not, for U.S. federal estate tax purposes, a resident or citizen of the U.S. at the time of his death generally will not be subject to U.S. federal estate tax as a result of the individual's death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of GM stock entitled to vote and, at the time of the individual's death, payments with respect to the Bond would not have been effectively connected to the conduct by the individual of a trade or business in the U.S.

     If a Non-U.S. Holder of a Bond is engaged in a trade or business in the U.S., and if interest on the Bond (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of the trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs upon proper certification of exempt status, will be subject to regular U.S. income tax on the effectively connected income, generally in the same manner as if it were a U.S. Holder. See "U.S. Holders" above. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year that are attributable to the effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting

   U.S. Holders

     Information reporting requirements apply to payments of interest on a Bond, and to proceeds of disposition of a Bond. A U.S. Holder will be subject to backup withholding tax (at rates specified from time to time in the Code) if the U.S. Holder fails to provide the payer with correct taxpayer identification numbers and other information or fail to comply with certain other requirements. GM, its paying agent, or a broker, as the case may be, will be required to withhold the required amount from any payment that is subject to backup withholding unless the holder furnishes the payer with its taxpayer identification number in the manner prescribed in applicable Treasury regulations (generally on an IRS Form W-9) and certain other conditions are met.

   Non-U.S. Holders

     Information returns will be filed with the IRS in connection with payments on the Bonds. Backup withholding will not apply to payments of interest made on a Bond or to proceeds from a sale or other disposition of a Bond if the certifications required to claim the exemption from withholding tax on interest described above are received, provided that GM or its paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. person.

     Holders of Bonds should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement dated June 23, 2004 (the "Underwriting Agreement"), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as representatives (the "Representatives"), has severally agreed to purchase the principal amount of the Bonds set forth opposite its name below. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Bonds offered hereby if any of the Bonds are purchased.

                                                                   Principal
                                                                   Amount of
Underwriters                                                         Bonds
------------                                                       ---------
Citigroup Global Markets Inc...................................    73,233,375
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated..............................................    73,233,375
Morgan Stanley & Co. Incorporated..............................    73,233,375
UBS Securities LLC.............................................    73,233,375
A.G.Edwards & Sons, Inc........................................    73,233,275
Wachovia Capital Markets, LLC..................................    73,233,275
Banc One Capital Markets, Inc..................................    18,308,325
Bear, Stearns & Co. Inc........................................    18,308,325
Deutsche Bank Securities Inc...................................    18,308,325
HSBC Securities (USA) Inc......................................    18,308,325
RBC Dain Rauscher Inc..........................................    18,308,325
TD Securities (USA) Inc........................................    18,308,325
ABN AMRO Incorporated..........................................     3,250,000
Banc of America Securities LLC.................................     3,250,000
BNP Paribas Securities Corp....................................     3,250,000
Comerica Securities, Inc.......................................     3,250,000
Credit Suisse First Boston LLC.................................     3,250,000
Fahnestock & Co. Inc...........................................     3,250,000
Goldman, Sachs & Co............................................     3,250,000
Guzman & Company...............................................     3,250,000
H&R Block Financial Advisors, Inc..............................     3,250,000
J.P.Morgan Securities Inc......................................     3,250,000
Lehman Brothers Inc............................................     3,250,000
McDonald Investment Inc........................................     3,250,000
Quick and Reilly, Inc..........................................     3,250,000
Charles Schwab & Co., Inc......................................     3,250,000
Wells Fargo Brokerage Services, LLC............................     3,250,000
U.S. Bancorp Piper Jaffray Inc.................................     3,250,000
Advest, Inc....................................................     1,625,000
BB&T Capital Markets, Inc......................................     1,625,000
Blaylock & Partners, L.P.......................................     1,625,000
CIBC World Markets Corp........................................     1,625,000
D.A. Davidson & Co.............................................     1,625,000
David A. Noyes & Company.......................................     1,625,000
Doley Securities, Inc..........................................     1,625,000
Ferris Baker Watts Incorporated................................     1,625,000
Fidelity Capital Markets, a division of National
   Financial Services LLC......................................     1,625,000
Fifth Third Securities, Inc....................................     1,625,000
Janney Montgomery Scott LLC....................................     1,625,000
J.J.B. Hilliard, W.L. Lyons, Inc...............................     1,625,000

                                                                   Principal
                                                                   Amount of
Underwriters                                                         Bonds
------------                                                       ---------
C.L. King & Associates, Inc....................................    1,625,000
Legg Mason Wood Walker, Incorporated...........................    1,625,000
Loop Capital Markets...........................................    1,625,000
McGinn, Smith & Co. Inc........................................    1,625,000
Mesirow Financial, Inc.........................................    1,625,000
Morgan Keegan & Company, Inc...................................    1,625,000
Muriel Siebert & Co., Inc......................................    1,625,000
Pershing LLC...................................................    1,625,000
Raymond James & Associates, Inc................................    1,625,000
Samuel A. Ramirez & Co., Inc...................................    1,625,000
Robert W. Baird & Co. Incorporated.............................    1,625,000
Ryan, Beck & Co. LLC...........................................    1,625,000
Scotia Capital (USA) Inc.......................................    1,625,000
Southwest Securities, Inc......................................    1,625,000
Stifel, Nicolaus & Company Incorporated........................    1,625,000
SunTrust Capital Markets, Inc..................................    1,625,000
Utendahl Capital Partners, L.P.................................    1,625,000
The Williams Capital Group, L.P................................    1,625,000
                                                                ------------
     Total                                                      $650,000,000


     The underwriters have agreed to reimburse us for certain expenses incurred in connection with the offering.
-------------------------------------------------------------------------------

     The Representatives of the underwriters have advised us that the underwriters propose initially to offer the Bonds to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at such price less a concession of $0.50 per Bond. The underwriters may allow, and such dealers may reallow a concession not in excess of $0.45 per Bond to certain brokers and dealers. After the initial public offering, the public offering price and concession may be changed.

     We have granted the underwriters a right to request from us the opportunity to purchase up to an additional $97,500,000 aggregate principal amount of Bonds to cover overallotments, if any, at the initial offering price to the public less the underwriting discounts set forth above and within 30 days from the date of this prospectus supplement. Whether or not to approve the underwriters' request is totally at our discretion. To the extent that we approve of the exercise of such option and the underwriters exercise such option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase from us approximately the same percentages of the aggregate principal amount of Bonds as the amount set forth next to such underwriter's name in the above table bears to the aggregate principal amount of Bonds set forth as the total to be purchased in the above table.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Prior to the offering, there has been no public market for the Bonds. We intend to list the Bonds on the New York Stock Exchange, and we expect trading in the Bonds on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the Bonds, the underwriters will undertake to sell the Bonds to a minimum of 400 beneficial holders.

     The Bonds are a new issue of securities with no established trading market. The underwriters have advised us that the underwriters intend to make a market in the Bonds but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Bonds will be liquid.

     In connection with the sale of the Bonds, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Bonds. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the Bonds in the open market to cover short positions or to stabilize the price of the Bonds. Any of these activities may stabilize or maintain the market price of the Bonds above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

     E. Stanley O'Neal, a director of Merrill Lynch & Co. Inc., of which Merrill Lynch, Pierce, Fenner & Smith Incorporated is a direct wholly-owned subsidiary, is a director of GM. John H. Bryan, a director of our company, is also a director of The Goldman Sachs Group, Inc., an affiliate of Goldman, Sachs & Co., and a director of Bank One Corporation, an affiliate of Banc One Capital Markets, Inc. Citibank N.A., an affiliate of Citigroup Global Markets Inc., acts as trustee under the indenture. In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and will in the future engage, in commercial banking and investment banking transactions with GM and certain of our affiliates for which they have received customary fees and expenses.

     We will deliver the Bonds to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the Bonds. The underwriting agreement provides that the closing will occur on June 30, 2004, which is five business days after the date of the prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

                                 LEGAL OPINIONS

     The validity of the Bonds offered pursuant to this prospectus supplement will be passed on for GM by Martin I. Darvick, Esq., Attorney, GM Legal Staff, and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1-2/3 par value.

     The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of our Board of Directors and has acted as our counsel and as counsel for certain of our subsidiaries in various matters.

PROSPECTUS

                                 $10,000,000,000

                           GENERAL MOTORS CORPORATION

                                 Debt Securities
                         Common Stock (par value $1 2/3)
                       Preference Stock (par value $0.10)
                       Preferred Stock (without par value)
                               Purchase Contracts
                                Depositary Shares
                                    Warrants
                                      Units


             -----------------------------------------------------


     We may offer from time to time debt securities, $1 2/3 par value common stock, preference stock, preferred stock, purchase contracts, depositary shares, warrants or units. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $10,000,000,000. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     Our $1 2/3 par value common stock is listed in the United States on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the symbol "GM."


             -----------------------------------------------------



     We reserve the sole right to accept and, together with our agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through any agents.


             -----------------------------------------------------



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 March 25, 2004

     You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying supplemental prospectus. We have not authorized anyone to provide you with different information or make any additional representations. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of such documents. The terms "General Motors," "GM," "we," "us," and "our" refer to General Motors Corporation.

             -----------------------------------------------------


                                TABLE OF CONTENTS

About this Prospectus                                                      1
Principal Executive Offices                                                2
Where You Can Find More Information                                        2
Incorporation of Certain Documents by Reference                            3
Description of General Motors Corporation                                  4
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed
  Charges and Preference Stock Dividends                                   5
Use of Proceeds                                                            5
Overview of Our Capital Stock                                              6
Description of $1 2/3 Par Value Common Stock                               8
Description of Preferred Stock                                            10
Description of Preference Stock                                           11
Description of Debt Securities                                            13
Description of Purchase Contracts                                         21
Description of Depositary Shares                                          22
Description of Warrants                                                   25
Description of Units                                                      28
Forms of Securities                                                       31
Plan of Distribution                                                      33
Legal Matters                                                             36
Experts                                                                   36

             -----------------------------------------------------


                              ABOUT THIS PROSPECTUS

     This prospectus, along with a prospectus for General Motors Nova Scotia Finance Company, a wholly owned subsidiary of GM, is part of a registration statement that we filed with the Securities and Exchange Commission, referred to as the SEC in this prospectus, utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of our securities and General Motors Nova Scotia Finance Company may sell its debt securities, guaranteed by us, as described in the related prospectus, in one or more offerings. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $10,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under "Incorporation of Certain Documents By Reference.

                           PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices are located at 300 Renaissance Center, Detroit, Michigan 48265-3000, and our telephone number is (313) 556-5000.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically, including GM. We are not incorporating the contents of the SEC website into this prospectus. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, where our $1 2/3 par value common stock is listed, as well as at the offices of the following stock exchanges where our $1 2/3 par value common stock is also listed in the United
States: the Chicago Stock Exchange, Inc., One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Stock Exchange, Inc., 233 South Beaudry Avenue, Los Angeles, California 90012 and 301 Pine Street, San Francisco, California 94104; and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities, except as noted below:

SEC Filings (File No. 1-143)                            Period
---------------------------                             ------
Annual Report on Form 10-K                 Year ended December 31, 2003
Current Reports on Form 8-K                Dates  filed:  January 5, 2004,
                                           January 8, 2004*, January 20, 2004
                                           (2)*, February 3, 2004, February 4,
                                           2004 and March 2, 2004

The description of the $1 2/3 par value common stock set forth in Article Fourth of General Motors' Certificate of Incorporation filed as Exhibit 3(i) to the Annual Report on Form 10-K of General Motors for the year ended December 31, 2003 filed on March 10, 2004.

------------

* This asterisk indicates reports submitted to the Securities and Exchange Commission which include information "furnished" pursuant to Items 9 and 12 of Form 8-K, which pursuant to General Instruction B of Form 8-K is not deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934. The information furnished pursuant to Items 9 and 12 in such reports is not subject to the liabilities of
    Section 18 of the Securities Exchange Act of 1934, is not incorporated into this prospectus and GM does not intend to incorporate these reports by reference into any filing under the Securities Act or the Exchange Act.

     You may request a copy of the documents incorporated by reference into this prospectus, except exhibits to such documents unless those exhibits are specifically incorporated by reference in such documents, at no cost, by writing or telephoning the office of Paul W. Schmidt, Controller, at the following address and telephone number:

                           General Motors Corporation
                             300 Renaissance Center
                          Detroit, Michigan 48265-3000
                                 (313) 556-5000

                    DESCRIPTION OF GENERAL MOTORS CORPORATION

     We are primarily engaged in the automotive industry. We are the world's largest manufacturer of automotive vehicles. We also have financing and insurance operations and, to a lesser extent, are engaged in other industries.

     Our automotive segment is comprised of four regions:

    o  GM North America;

    o  GM Europe;

    o  GM Latin America/Africa/Mid-East; and

    o  GM Asia Pacific.

     GM North America designs, manufactures and/or markets vehicles primarily in North America under the following nameplates:

    o     Chevrolet     o     GMC          o     Buick      o     Saturn
    o     Pontiac       o     Oldsmobile   o     Cadillac   o     HUMMER

     GM Europe, GM Latin America/Africa/Mid-East and GM Asia Pacific meet the demands of customers outside North America with vehicles designed, manufactured and/or marketed under the following nameplates:

    o     Opel          o     Holden       o     Buick      o     GMC
    o     Vauxhall      o     Saab         o     Chevrolet  o     Cadillac

     Our automotive regions also have investments in Fiat Auto Holdings, Fuji Heavy Industries Ltd., Suzuki Motor Corporation, Isuzu Motors Limited, Shanghai General Motors Corporation, SAIC-GM-Wuling Automobile Company Ltd. and GM Daewoo Auto & Technology Company. These investees design, manufacture and market vehicles under the following nameplates:

    o      Fiat         o     Subaru       o     Isuzu      o     Wuling
    o      Alfa Romeo   o     Suzuki       o     Buick      o     Daewoo
    o      Lancia

Certain of these investees also design, manufacture and market vehicles under the Chevrolet nameplate.

     Our financing and insurance operations primarily relate to General Motors Acceptance Corporation, which provides a broad range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential and commercial mortgage services, automobile service contracts, personal automobile insurance coverage and selected commercial insurance coverage. For more information about GMAC, see the documents filed separately by GMAC with the SEC, including GMAC's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and various Current Reports on Form 8-K.

     Our other industrial operations include the design, manufacturing and marketing of locomotives and heavy-duty transmissions.

     Substantially all automotive-related products are marketed through retail dealers and distributors in the United States, Canada, and Mexico, and through distributors and dealers overseas. At December 31, 2003, there were approximately 7,700 GM vehicle dealers in the United States, 800 in Canada, and 260 in Mexico. Additionally, there were a total of approximately 15,500 outlets overseas which include dealers and authorized sales, service, and parts outlets.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE STOCK DIVIDENDS

     The following table presents the ratio of our earnings to fixed charges for the periods indicated:

                         Years Ended December 31,
                 ----------------------------------------
                 2003     2002     2001     2000     1999
                 ----     ----     ----     ----     ----
                 1.33     1.29     1.28     1.59     2.21

     We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

     The following table presents the ratio of our earnings to fixed charges and preference stock dividends for the periods indicated:

                        Years Ended December 31,
                 ----------------------------------------
                 2003     2002     2001     2000     1999
                 ----     ----     ----     ----     ----
                 1.33     1.28     1.25     1.56     2.17

     We compute the ratio of earnings to fixed charges and preference stock dividends by dividing earnings before income taxes and fixed charges by the sum of fixed charges and preference stock dividends. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Preference stock dividends consist of pre-tax earnings that are required to pay dividends on outstanding preference securities.

                                 USE OF PROCEEDS

     We will add the net cash proceeds from the sale by us of any securities to our general funds and they will be available for general corporate purposes, including the repayment of existing indebtedness. In addition, we intend to cancel or retire any indebtedness or other outstanding liabilities of GM that we acquire in exchange for the sale of any securities.

                          OVERVIEW OF OUR CAPITAL STOCK

     The following description of our capital stock is based upon our restated certificate of incorporation, as amended ("Certificate of Incorporation"), our bylaws, as amended ("Bylaws"), and applicable provisions of law. We have summarized certain portions of our Certificate of Incorporation and Bylaws below. The summary is not complete. Our Certificate of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference into this prospectus. You should read our Certificate of Incorporation and Bylaws for the provisions that are important to you.

     Certain provisions of the Delaware General Corporation Law ("DGCL"), our Certificate of Incorporation and our Bylaws summarized in the following paragraphs may have an anti-takeover effect. This may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares.

Authorized Capital Stock

     Our Certificate of Incorporation authorizes us to issue 2,106,000,000 shares of capital stock, consisting of:

    o  6,000,000 shares of preferred stock, without par value;

    o  100,000,000 shares of preference stock, $0.10 par value; and

    o  2,000,000,000 shares of $1 2/3 par value common stock.

     As of December 31, 2003:

    o 561,997,725 shares of $1 2/3 par value common stock were outstanding (and an additional 146,741,400 shares were reserved for possible issuance upon conversion of our outstanding convertible debt securities); and

    o  No shares of preferred stock or preference stock were outstanding.

Certain Provisions of Our Certificate of Incorporation and Bylaws

     Amendments to our Certificate of Incorporation. Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote and a majority of the outstanding stock of each class entitled to vote is required to amend a corporation's certificate of incorporation. Under the DGCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

    o increase or decrease the aggregate number of authorized shares of such class;

    o  increase or decrease the par value of the shares of such class; or

    o alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

     If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

     Vacancies in the Board of Directors. Our Bylaws provide that any vacancy occurring in our board of directors for any cause may be filled by a majority of the remaining members of our board, although such majority is less than a quorum.

     Special Meetings of Stockholders. Under our Bylaws, only our board of directors or the chairman of our board may call special meetings of stockholders at such place, date and time and for such purpose or purposes as shall be set forth in the notice of such meeting.

     Requirements for Notice of Stockholder Director Nominations and Stockholder Business. If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our board of directors, our Bylaws contain certain procedures that must be followed in terms of the advance timing required for delivery of stockholder notice of such business and the information that such notice must contain. The information required in a stockholder notice includes general information regarding the stockholder, a description of the proposed business and, with respect to nominations for the board of directors, certain specified information regarding the nominee(s).

     In addition to the information required in a stockholder notice described above, our Bylaws require a representation that the stockholder is a holder of our voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice. In terms of the timing of the stockholder notice, our Bylaws require that the notice must be received by our secretary:

    o in the case of an annual meeting, not more than 180 days and not less than 120 days in advance of the annual meeting; and

    o in the case of a special meeting, not later than the fifteenth day following the day on which notice of the meeting is first mailed to stockholders.

Certain Anti-Takeover Effects of Delaware Law

     We are subject to Section 203 of the DGCL ("Section 203"). In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years following the date of the transaction(s) in which the person became an interested stockholder, unless:

    o the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

    o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

    o on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     A "business combination" is defined to include mergers, asset sales, and other transactions resulting in financial benefit to an "interested stockholder." In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or is an affiliate or associate of the corporation and, within the prior three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

                  DESCRIPTION OF $1 2/3 PAR VALUE COMMON STOCK

     Our only class of common stock is our $1 2/3 par value common stock.

     In addition to the following description of our $1 2/3 par value common stock, please refer to our Certificate of Incorporation which sets forth in full detail the terms of our $1 2/3 par value common stock. Our Certificate of Incorporation has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated by reference into this prospectus. For information regarding how you can obtain a copy of our Certificate of Incorporation, see "Where You Can Find More Information."

     There are no redemption or sinking fund provisions applicable to our $1 2/3 par value common stock. All outstanding shares of $1 2/3 par value common stock are fully paid and non-assessable, and any shares of $1 2/3 par value common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Dividends

     The DGCL and our Certificate of Incorporation do not require our board of directors to declare dividends on our $1 2/3 par value common stock. The declaration of any dividend on our $1 2/3 par value common stock is a matter to be acted upon by our board of directors in its sole discretion. Our board of directors reserves the right to reconsider from time to time its policies and practices regarding dividends on our $1 2/3 par value common stock and to increase or decrease the dividends paid on our $1 2/3 par value common stock. Our board of directors may reconsider such matters on the basis of, among other things, our consolidated financial position, which includes liquidity and other factors.

     Both the DGCL and our Certificate of Incorporation restrict the power of our board of directors to declare and pay dividends on our $1 2/3 par value common stock. The amounts which may be declared and paid by our board of directors as dividends on our $1 2/3 par value common stock are subject to the amount legally available for the payment of dividends by us under the DGCL. In particular, under the DGCL, we can only pay dividends to the extent that we have surplus--the extent by which the fair market value of our net assets exceeds the amount of our capital--or the extent of our net profits for the then current and/or the preceding fiscal year. In addition, dividends on our $1 2/3 par value common stock are subject to any preferential rights on any outstanding series of preferred stock or preference stock created by our board of directors in accordance with our Certificate of Incorporation. Further if dividends have been declared but not paid on any outstanding shares of our preferred stock, our Certificate of Incorporation provides that dividends may not be paid on or set apart for the $1 2/3 par value common stock until all declared but unpaid dividends on any outstanding shares of our preferred stock have been paid. Also, our Certificate of Incorporation provides that dividends may not be declared on our $1 2/3 par value common stock until a sum sufficient for the payment of the next ensuing quarterly dividend of any preferred stock outstanding has been set aside from the surplus or net profits.

     Any dividends declared or paid on our $1 2/3 par value common stock from time to time will reduce the amount available for future payments of dividends. The amount available for dividends on each class will also depend upon any adjustments to our capital or surplus due to repurchases or issuances of shares of our $1 2/3 par value common stock. In addition, the DGCL permits our board of directors to adjust for any reason it deems appropriate the amounts of capital and surplus within certain parameters and therefore the amount available for dividends.

Voting Rights

     Our Certificate of Incorporation entitles holders of $1 2/3 par value common stock to one vote per share on all matters submitted to our stockholders for a vote.

Liquidation Rights

     In the event of the liquidation, dissolution or winding up of our business, whether voluntary or involuntary, our Certificate of Incorporation provides that, after the holders of any outstanding shares of our preferred stock and preference stock receive their full preferential amounts, holders of $1 2/3 par value common stock will receive the assets remaining for distribution to our stockholders-ratably on a per share basis.

Stock Exchange Listing

     Our $1 2/3 par value common stock is listed in the United States on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Stock Exchange and the Philadelphia Stock Exchange under the ticker symbol "GM."

Transfer Agent and Registrar

     The transfer agent and registrar for our $1 2/3 par value common stock is EquiServe Trust Company, N.A., a federally chartered trust company doing business at 150 Royall Street, Canton, Massachusetts 02021.

Direct Registration System

     Our $1 2/3 par value common stock is registered in book-entry form through the direct registration system. Under this system, unless a $1 2/3 par value common stockholder requests a physical stock certificate, ownership of our $1 2/3 par value common stock is reflected in account statements periodically distributed to $1 2/3 par value common stockholders by EquiServe, our transfer agent, who holds the book-entry shares on behalf of our $1 2/3 par value common stockholders. However, any $1 2/3 par value common stockholder who wishes to receive a physical stock certificate evidencing his or her shares may at any time obtain a stock certificate at no charge by contacting our transfer agent.

                         DESCRIPTION OF PREFERRED STOCK

     This prospectus describes certain general terms and provisions of our preferred stock. When we offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preferred stock. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our Certificate of Incorporation.

     Under our Certificate of Incorporation, our board of directors has the authority to issue shares of preferred stock from time to time in distinctly designated series, with each series ranking equally and identical in all respects except as to the dividend rate and redemption price.

Terms of a Particular Series

     The prospectus supplement will describe the terms of any preferred stock being offered, including:

    o  the number of shares and designation or title of the shares;

    o  any liquidation preference per share;

    o  any date of maturity;

    o  any redemption, repayment or sinking fund provisions;

    o any dividend rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

    o if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

    o whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

    o the place or places where dividends and other payments on the preferred stock will be payable; and

    o any additional dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     All shares of preferred stock offered will be fully paid and non-assessable.

Dividends

     Holders of preferred stock would be entitled to receive quarterly cumulative dividends when and as declared by the board of directors at the rates fixed for the respective series in the resolution or certificate of designation for the respective series. In addition, if any preferred stock were issued, it would rank senior to our preference stock and our $1 2/3 par value common stock with respect to the payment of dividends.

Voting

     If any shares of our preferred stock were issued, holders of such shares would not be entitled to vote except that they would vote upon the question of disposing of our assets as an entirety and except as otherwise required by the DGCL.

Liquidation

     Any shares of preferred stock that are issued will have priority over the preference stock and our $1 2/3 par value common stock with respect to liquidation rights.

Transfer Agent and Registrar

     The transfer agent for each series of preferred stock will be described in the prospectus supplement.

                         DESCRIPTION OF PREFERENCE STOCK

     This prospectus describes certain general terms and provisions of our preference stock. When we offer to sell a particular series of preference stock, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to the particular series of preference stock. The preference stock will be issued under a certificate of designations relating to each series of preference stock and is also subject to our Certificate of Incorporation.

     Under our Certificate of Incorporation, our board of directors has the authority to issue shares of preference stock from time to time in distinctly designated series up to the maximum number of shares of preference stock authorized, with the terms of each series fixed by our board in the resolutions providing for the issuance of such series.

Terms of a Particular Series

     The prospectus supplement will describe the terms of any preference stock being offered, including:

    o  the number of shares and designation or title of the shares;

    o  any liquidation preference per share;

    o  any date of maturity;

    o  any redemption, repayment or sinking fund provisions;

    o any dividend (which may be cumulative or non-cumulative) rate or rates and the dates of payment (or the method for determining the dividend rates or dates of payment);

    o  any voting rights;

    o if other than the currency of the United States, the currency or currencies including composite currencies in which the preferred stock is denominated and/or in which payments will or may be payable;

    o whether the preference stock is convertible or exchangeable and, if so, the securities into which the preference stock is convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

    o the place or places where dividends and other payments on the preference stock will be payable; and

    o any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     All shares of preference stock offered will be fully paid and non-assessable.

Dividends

     If any preference stock were issued, it would rank junior to our preferred stock, if any, and it could rank senior to our $1 2/3 par value common stock with respect to the payment of dividends.

Liquidation

     If any preference stock were issued, it would rank junior to our preferred stock, if any, and it could rank senior to our $1 2/3 par value common stock with respect to liquidation rights.

Transfer Agent and Registrar

     The transfer agent for each series of preference stock will be described in the prospectus supplement.

Miscellaneous

     Our board of directors has the authority to create and issue a series of preference stock with rights, privileges or restrictions which effectively discriminates against an existing or prospective holder of preference stock as a result of the holder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to make it more difficult or discourage an attempt by a potential acquirer to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. This protects the continuity of our management. The issuance of these shares of capital stock may defer or prevent a change in control in us without any further stockholder action.

                         DESCRIPTION OF DEBT SECURITIES

     This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either senior or subordinated debt. We will issue debt securities that will be senior debt under the senior debt indenture dated December 7, 1995 between us and Citibank, N.A., as senior debt trustee, as supplemented. We will issue debt securities that will be subordinated debt under the subordinated debt indenture dated as of December 20, 2001 between us and Citibank, N.A, as subordinated debt trustee. This prospectus refers to the senior debt indenture and the subordinated debt indenture individually as the "indenture" and collectively as the "indentures." This prospectus refers to the senior debt trustee and the subordinated debt trustee individually as the "trustee" and collectively as the "trustees." When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

     We have summarized certain terms and provisions of the indentures. The summaries are not complete and are subject to the terms of the senior debt indenture and the subordinated debt indenture, respectively, which are incorporated herein by reference. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination and covenants. See "--Subordinated Debt" and "--Certain Covenants."

     Neither indenture limits the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time.

Terms of a Particular Offering

     The prospectus supplement will describe the terms of any debt securities being offered, including:

    o  classification as senior or subordinated debt securities;

    o  the designation of the debt securities;

    o  the aggregate principal amount of the debt securities;

    o the percentage of their principal amount at which the debt securities will be issued;

    o if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

    o  the date or dates on which the debt securities will mature;

    o the rate or rates per annum, if any, at which the debt securities will bear interest;

    o  the times at which the interest will be payable;

    o whether the debt securities are convertible or exchangeable and, if so, the securities or rights into which the debt securities are convertible or exchangeable (which could include any securities issued by us or any third party, including any of our affiliates), and the terms and conditions of conversion or exchange;

    o the date after which or other circumstances in which the debt securities may be redeemed and the redemption price or any prepayment or sinking fund provisions;

    o if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

    o the currency or currencies in which the debt securities are issuable or payable;

    o  the exchanges on which the debt securities may be listed;

    o  whether the debt securities shall be issued in book-entry form; and

    o any other specific terms, including any additional events of default or covenants.

     Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the trustees, which at the date hereof is 111 Wall Street, New York, New York 10005, Attention:
Citibank Agency & Trust, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.

     Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in a prospectus supplement.

     Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in a prospectus supplement, in any other currency.

     If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

     If a prospectus supplement specifies that the debt securities will have a redemption option, our election to exercise such an option will constitute an issuer tender offer under the Exchange Act. We will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected. We will make any required filings with the SEC and furnish certain information to the holders of the debt securities.

Senior Debt

     We will issue under the senior debt indenture the debt securities that will constitute part of our senior debt. These senior debt securities will rank equally and pari passu with all of our other unsecured and unsubordinated debt (other than obligations preferred by mandatory provisions of law).

Subordinated Debt

     We will issue under the subordinated debt indenture the debt securities that will constitute part of our subordinated debt. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated debt indenture, to all of our "senior indebtedness." The subordinated debt indenture defines "senior indebtedness" as obligations of, or guaranteed or assumed by, us for borrowed money or leased property in capitalized lease or sale and leaseback transactions, or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. "Senior indebtedness" does not include nonrecourse obligations, the subordinated debt securities or any other obligations specifically designated as being subordinate in right of payment to senior indebtedness. See the subordinated debt indenture, section 13.

     In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities or coupons are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

    o any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings which concern us or a substantial part of our property;

    o a default having occurred for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such an event of default must have continued beyond the period of grace, if any, provided for such event of default, and such an event of default shall not have been cured or waived or shall not have ceased to exist;

    o the principal of, and accrued interest on, any series of the subordinated debt securities having been declared due and payable upon an event of default pursuant to section 6 of the subordinated debt indenture; this declaration must not have been rescinded and annulled as provided in the subordinated debt indenture; or

    o  any different or additional events described in a prospectus supplement.

     If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

     If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

     Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the holders of debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Certain Covenants

     Definitions Applicable to Covenants Under Our Senior Debt Indenture. The following definitions shall be applicable to the senior debt covenants specified below:

         (i) "Attributable Debt" means, at the time of determination as to any lease, the present value (discounted at the actual rate, if stated, or, if no rate is stated, the implicit rate of interest of such lease transaction as determined by our chairman, president or any vice chairman, any vice president, our treasurer or any assistant treasurer), calculated using the interval of scheduled rental payments under such lease, of the obligation of the lessee for net rental payments during the remaining term of such lease (excluding any subsequent renewal or other extension options held by the lessee). The term "net rental payments" means, with respect to any lease for any period, the sum of the rental and other payments required to be paid in such period by the lessee thereunder, but not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, earnings or profits or of maintenance and repairs, insurance, taxes, assessments, water rates, indemnities or similar charges; provided, however, that, in the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net rental payments required to be paid from the later of the first date upon which such lease may be so terminated and the date of the determination of net rental payments, "net rental payments" shall include the then current amount of such penalty from the later of such two dates, and shall exclude the rental payments relating to the remaining period of the lease commencing with the later of such two dates.

         (ii) "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

         (iii) "Manufacturing Subsidiary" means any Subsidiary (A) substantially all the property of which is located within the continental United States of America, (B) which owns a Principal Domestic Manufacturing Property and
     (C) in which our investment, direct or indirect and whether in the form of equity, debt, advances or otherwise, is in excess of $2,500,000,000 as shown on our books as of the end of the fiscal year immediately preceding the date of determination; provided, however, that "Manufacturing Subsidiary" shall not include General Motors Acceptance Corporation and its Subsidiaries (or any corporate successor of any of them) or any other Subsidiary which is principally engaged in leasing or in financing installment receivables or otherwise providing financial or insurance services to us or others or which is principally engaged in financing our operations outside the continental United States of America.

         (iv) "Mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

         (v) "Principal Domestic Manufacturing Property" means any manufacturing plant or facility owned by us or any Manufacturing Subsidiary which is located within the continental United States of America and, in the opinion of our Board of Directors, is of material importance to the total business conducted by us and our consolidated affiliates as an entity.

         (vi) "Subsidiary" means any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by us, or by one or more Subsidiaries, or by us and one or more Subsidiaries.

     Limitation on Liens. For the benefit of the senior debt securities, we will not, nor will we permit any Manufacturing Subsidiary to, issue or assume any Debt secured by a Mortgage upon any Principal Domestic Manufacturing Property of ours or any Manufacturing Subsidiary or upon any shares of stock or indebtedness of any Manufacturing Subsidiary (whether such Principal Domestic Manufacturing Property, shares of stock or indebtedness are now owned or hereafter acquired) without in any such case effectively providing concurrently with the issuance or assumption of any such Debt that the senior debt securities (together with, if we shall so determine, any other indebtedness of us or such Manufacturing Subsidiary ranking equally with the senior debt securities and then existing or thereafter created) shall be secured equally and ratably with such Debt, unless the aggregate amount of Debt issued or assumed and so secured by Mortgages, together with all other Debt of ours and our Manufacturing Subsidiaries which (if originally issued or assumed at such time) would otherwise be subject to the foregoing restrictions, but not including Debt permitted to be secured under clauses (i) through (vi) of the immediately following paragraph, does not at the time exceed 20% of the stockholders equity of us and our consolidated subsidiaries, as determined in accordance with accounting principles generally accepted in the U.S. and shown on the audited consolidated balance sheet contained in the latest published annual report to our stockholders.

     The above restrictions shall not apply to Debt secured by:

         (i) Mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Manufacturing Subsidiary;

         (ii) Mortgages on property existing at the time of acquisition of such property by us or a Manufacturing Subsidiary, or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by us or a Manufacturing Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the later of the date of acquisition of such property and the date such property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Mortgages to secure any Debt incurred for the purpose of financing the cost to us or a Manufacturing Subsidiary of improvements to such acquired property;

         (iii) Mortgages securing Debt of a Manufacturing Subsidiary owing to us or to another Subsidiary;

         (iv) Mortgages on property of a corporation existing at the time such corporation is merged or consolidated with us or a Manufacturing Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to us or a Manufacturing Subsidiary;

         (v) Mortgages on property of ours or a Manufacturing Subsidiary in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages; or

         (vi) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage referred to in the foregoing clauses (i) to (v); provided, however, that the principal amount of Debt secured thereby shall not exceed by more than 115% the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Mortgage so extended, renewed or replaced (plus improvements on such property).

     The subordinated debt indenture does not include any limitation on our ability to incur these types of liens.

     Limitation on Sales and Lease-Backs. For the benefit of the senior debt securities, we will not, nor will we permit any Manufacturing Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Manufacturing Subsidiary of any Principal Domestic Manufacturing Property owned by us or any Manufacturing Subsidiary on the date that the senior debt securities are originally issued (except for temporary leases for a term of not more than five years and except for leases between us and a Manufacturing Subsidiary or between Manufacturing Subsidiaries), which property has been or is to be sold or transferred by us or such Manufacturing Subsidiary to such person, unless either:

         (i) we or such Manufacturing Subsidiary would be entitled, pursuant to the provisions of the covenant on limitation on liens described above, to issue, assume, extend, renew or replace Debt secured by a Mortgage upon such property equal in amount to the Attributable Debt in respect of such arrangement without equally and ratably securing the senior debt securities; provided, however, that from and after the date on which such arrangement becomes effective the Attributable Debt in respect of such arrangement shall be deemed for all purposes under the covenant on limitation on liens described above and this covenant on limitation on sale and lease-back to be Debt subject to the provisions of the covenant on limitation on liens described above (which provisions include the exceptions set forth in clauses (i) through (vi) of such covenant); or

         (ii) we shall apply an amount in cash equal to the Attributable Debt in respect of such arrangement to the retirement (other than any mandatory retirement or by way of payment at maturity), within 180 days of the effective date of any such arrangement, of Debt of ours or any Manufacturing Subsidiary (other than Debt owned by us or any Manufacturing Subsidiary) which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt.

     The subordinated debt indenture does not include any limitations on sales and lease-backs.

Defeasance

     If the terms of a particular series of debt securities so provide, we may, at our option, (a) discharge our indebtedness and our obligations under the applicable indenture with respect to such series or (b) not comply with certain covenants contained in the applicable indenture with respect to such series, in each case by depositing funds or obligations issued or guaranteed by the United States of America with the trustee sufficient to pay and discharge the entire indebtedness of all outstanding debt securities of such series. Such defeasance is subject to other conditions including receipt of a tax opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance and will be subject to United States Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Consolidation, Merger or Sale of Assets

     The indentures provide that we will not merge or consolidate with another corporation or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation shall expressly assume the interest and principal due under the debt securities. In either case, the indentures provide that neither we nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the indentures provide that in the case of any such merger or consolidation, either we or the successor corporation may continue to issue securities under the indentures.

Modification of the Indenture

     The indentures contain provisions permitting us and the applicable trustee to modify or amend such indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of all series at the time outstanding under either such indenture which are affected by such modification or amendment, voting as one class, provided that, without the consent of the holder of each debt security so affected, no such modification shall:

    o change the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount due and payable upon acceleration of the maturity thereof or the amount provable in bankruptcy, or make the principal of, or premium, if any, or interest, on any debt securities payable in any currency other than so provided in such debt securities; or

    o in the case of debt securities that are convertible, change in any manner adverse to the holders, the amounts payable upon the redemption of the debt securities, the date, if any, on which the holders have the right to require us to repurchase the debt securities, or the transactions or events upon which the holders have the right to require us to repurchase the debt securities or the amounts payable upon the repurchase, or the circumstances under which the holders have the right to convert the debt securities or the amounts receivable upon conversion thereof (but excluding any adjustment to the conversion rate); or

    o reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification.

     The indentures contain provisions permitting us and the applicable trustee to enter into indentures supplemental to the indenture, without the consent of the holders of the debt securities at the time outstanding, for one or more of the following purposes:

    o to evidence the succession of another corporation to us, or successive successions, and the assumption by any successor corporation of certain covenants, agreements and obligations;

    o to add to our covenants such further covenants, restrictions, conditions or provisions as our Board of Directors and the trustee shall consider to be for the protection of the holders of securities of any or all series, or the coupons appertaining to such securities;

    o to permit or facilitate the issuance of securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons, and to provide for exchangeability of such securities with securities issued thereunder in fully registered form and to permit or facilitate the issuance of uncertificated securities of any series;

    o to cure any ambiguity or to correct or supplement any provision contained therein or in any supplemental indenture which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the trustee; or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of the holders of any series of securities or any coupons appertaining to such securities;

    o to evidence and provide for the acceptance and appointment by a successor trustee;

    o to establish the form or terms of securities of any series as permitted by the indenture; and

    o to change or eliminate any provision of the indenture, provided that any such change or elimination (i) shall become effective only when there is no security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision or (ii) shall not apply to any security outstanding.

Events of Default

     An event of default with respect to any series of debt securities issued subject to the indentures is defined in the indentures as being:

    o  default in payment of any principal or premium, if any, on such series;

    o  default for 30 days in payment of any interest on such series;

    o  default for 90 days after notice in performance of any other covenant

    o  in the indentures; or

    o  certain events of bankruptcy, insolvency or reorganization.

     If the terms of any series of subordinated debt provide for additional events of default, they will be described in a prospectus supplement.

     No event of default with respect to a particular series of debt securities issued under the indentures necessarily constitutes an event of default with respect to any other series of debt securities issued thereunder. In case an event of default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an event of default as set out in the fourth item listed above shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding under the applicable indenture, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any event of default with respect to a particular series of debt securities may be waived and a declaration of acceleration of payment rescinded by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, if sums sufficient to pay all amounts due other than amounts due upon acceleration are provided to the trustee and all defaults are remedied. For such purposes, if the principal of all series shall have been declared to be payable, all series shall be treated as a single class. We are required to file with each trustee annually an officers' certificate as to the absence of certain defaults under the terms of the applicable indenture. The indentures provide that the trustees may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

     Subject to the provisions of the indentures relating to the duties of the trustees in case an event of default shall occur and be continuing, the trustees shall be under no obligation to exercise any of their respective rights or powers under the indentures at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the trustees reasonable indemnity or security.

     Subject to such provisions for the indemnification of the trustees and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustees, or exercising any trust or power conferred on the trustees.

Further Issues

     GM may from time to time, without notice to or the consent of the registered holders of any series of debt securities, create and issue further debt securities ranking pari passu with such debt securities in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities. Such further debt securities may be consolidated and form a single series with the debt securities and have the same terms as to status, redemption or otherwise as the debt securities.

Concerning our Relationships with the Trustees

     Citibank, N.A. is the trustee under both the senior debt indenture and the subordinated debt indenture. It is also the trustee under an indenture for General Motors Nova Scotia Finance Company, for which we are the guarantor, as well as under various other indentures covering our outstanding notes and debentures. Citibank, N.A. and its affiliates act as depositary for funds of, make loans to, act as trustee and perform certain other services for, certain of our affiliates and us in the normal course of its business. As trustee of various trusts, it has purchased our securities and those of certain of our affiliates.

                        DESCRIPTION OF PURCHASE CONTRACTS

     We may issue purchase contracts for the purchase or sale of debt securities or equity securities issued by us or securities of third parties (including any of our affiliates), a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

     We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. Alternatively, we may issue purchase contracts obligating us to purchase from holders, and obligating holders to sell to us, a specified or varying number of securities at a purchase price, which may be based on a formula, at a future date. We may satisfy our obligations, if any, with respect to any purchase contract by delivering the subject securities or by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The purchase contracts may be entered into separately or as a part of units.

     The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders thereof to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued as described in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

     We may, at our option, elect to offer fractional shares of preferred stock or preference stock, rather than full shares of preferred stock or preference stock. If we exercise this option, we will issue receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in a prospectus supplement) of a share of a particular series of preferred stock or preference stock.

     The shares of any series of preferred stock or preference stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock or preference stock underlying the depositary share, to all the rights and preferences of the preferred stock or preference stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock or preference stock underlying the depositary shares in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts, forms of which have been filed as exhibits to the registration statement.

     Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

     The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock or Preference Stock

     Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock or preference stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock or preference stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock or preference stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares

     If a series of preferred stock or preference stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

Voting

     Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock or preference stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock or preference stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock or preference stock.

Conversion of Preferred Stock or Preference Stock

     If the prospectus supplement relating to the depositary shares says that the deposited preferred stock or preference stock is convertible into or exchangeable for our $1 2/3 par value common stock or shares of another series of our preferred stock or preference stock or the securities of any third party, including any of our affiliates, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions directing the conversion or exchange of the preferred stock or preference stock represented by the depositary shares into or for whole shares of the applicable securities. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for conversion or exchange of the deposited preferred stock or preference stock. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Depositary Agreement

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (a) all outstanding depositary shares have been redeemed or converted or exchanged for any other securities into which the underlying preferred stock or preference stock is convertible or exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the underlying stock and any redemption of the underlying stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports

     The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

     The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                             DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, equity securities or securities of third parties (including any of our affiliates) or other rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities. We may offer warrants separately or together with any other securities in the form of units, as described in the applicable prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent.

     The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in a prospectus supplement.

Warrants

     The prospectus supplement will describe the terms of any warrants being offered, including:

    o  the title and the aggregate number of warrants;

    o  the price or prices at which the warrants will be issued;

    o the currency or currencies in which the price of the warrants will be payable;

    o the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities purchasable upon exercise of the warrants;

    o the price at which, and the currency or currencies in which, the securities or other rights purchasable upon exercise of such warrants may be purchased;

    o the periods during which, and places at which, the warrants are exercisable;

    o the date or dates on which the warrants shall commence and the date or dates on which the warrants will expire;

    o  the terms of any mandatory or optional call provisions;

    o the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

    o whether the warrants will be sold separately or with other securities as part of a unit;

    o if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

    o if applicable, the date on and after which the warrants and the related securities will be separately transferable;

    o any provisions for the adjustment of the number or amount of securities receivable upon exercise of warrants;

    o  the identity of the warrant agent;

    o  the exchanges, if any, on which the warrants may be listed;

    o the maximum or minimum number of warrants which may be exercised at any time;

    o if applicable, a discussion of any material United States Federal income tax considerations;

    o  whether the warrants shall be issued in book-entry form; and

    o any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

     We will issue warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in a prospectus supplement for the warrants. The following summaries of significant provisions of the warrant agreements are not intended to be comprehensive and you should review the detailed provisions of the relevant warrant agreement to be filed with the SEC in connection with the offering of specific warrants for a full description and for other information regarding the warrants.

Significant Provisions of the Warrant Agreements

     The following terms and conditions of the warrant agreement will apply to each warrant, unless otherwise specified in the applicable prospectus supplement:

     Modifications without Consent of Warrant Holders. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

    o  cure any ambiguity;

    o  cure, correct or supplement any defective or inconsistent provision;

    o amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect; or

    o  reduce the exercise price of the warrants.

     Modifications with Consent of Warrant Holders. We and the warrant agent, with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected, may modify or amend the warrant agreements. However, we and the warrant agent may not make any of the following modifications or amendments without the consent of each affected warrant holder:

    o  change the exercise price of the warrants;

    o reduce the amount or number receivable upon exercise, cancellation or expiration of the warrants other than in accordance with the antidilution provisions or other similar adjustment provisions included in the terms of the warrants;

    o  shorten the period of time during which the warrants may be exercised;

    o  materially and adversely affect the rights of the owners of the warrants;
       or

    o reduce the percentage of outstanding warrants the consent of whose owners is required for the modification of the applicable warrant agreement.

     Consolidation, Merger or Sale of Assets. If at any time we merge or consolidate or transfer substantially all of our assets, the successor corporation will succeed to and assume all of our obligations under each warrant agreement and the warrant certificates. We will then be relieved of any further obligation under the warrant agreements and the warrants issued thereunder. See "Description of Debt Securities--Certain Covenants" and "Description of Debt Securities--Consolidation, Merger or Sale of Assets."

     Enforceability of Rights of Warrant Holders. The warrant agents will act solely as our agents in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt securities or any other securities, including $1 2/3 par value common stock, preference stock or preferred stock, or any other warrant property purchasable upon exercise of the warrants, including, without limitation, the right to receive dividends, if any, or interest on any securities, the right to receive payments on debt securities or any other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

     Registration and Transfer of Warrants. Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer, at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

     New York Law to Govern. The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

                              DESCRIPTION OF UNITS

     We may issue units consisting of one or more debt securities or other securities, including $1 2/3 par value common stock, preference stock, preferred stock, purchase contracts, depositary shares, warrants or any combination thereof, as described in a prospectus supplement.

     The applicable prospectus supplement will describe:

    o the designation and the terms of the units and of the debt securities, preferred stock, preference stock, $1 2/3 par value common stock, purchase contracts, depositary shares and warrants constituting the units, including whether and under what circumstances the securities comprising the units may be traded separately;

    o  any additional terms of the governing unit agreement;

    o any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the debt securities, preferred stock, preference stock, $1 2/3 par value common stock, purchase contracts, depositary shares or warrants constituting the units; and

    o  any applicable United States federal income tax consequences.

     The terms and conditions described under "Description of Debt Securities," "Description of Preferred Stock," "Description of Preference Stock," "Description of $1 2/3 Par Value Common Stock," "Description of Purchase Contracts," "Description of Depositary Shares," "Description of Warrants" and those described below under "--Significant Provisions of the Unit Agreement" will apply to each unit and to any debt security, preferred stock, preference stock, $1 2/3 par value common stock, purchase contract, depositary share or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement.

     We will issue the units under one or more unit agreements, each referred to as a unit agreement, to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in a prospectus supplement. The following descriptions of material provisions and terms of the unit agreement and units are not complete, and you should review the detailed provisions of the unit agreement to be filed with the SEC in connection with the offering of specific units for a full description, including the definition of some of the terms used in this prospectus and for other information regarding the units.

Significant Provisions of the Unit Agreement

     The following terms and conditions of the unit agreement will apply to each unit and to any debt security, preferred stock, preference stock, $1 2/3 par value common stock, purchase contract, depositary share or warrant included in each unit, respectively, unless otherwise specified in the applicable prospectus supplement:

     Obligations of Unit Holder. Under the terms of the unit agreement, each owner of a unit consents to and agrees to be bound by the terms of the unit agreement.

     Assumption of Obligations by Transferee. Upon the registration of transfer of a unit, the transferee will assume the obligations, if any, of the transferor under any security constituting that unit, and the transferor will be released from those obligations. Under the unit agreement, we consent to the transfer of these obligations to the transferee, to the assumption of these obligations by the transferee and to the release of the transferor, if the transfer is made in accordance with the provisions of the unit agreement.

     Remedies. Upon the acceleration of the debt securities constituting any units, our obligations may also be accelerated upon the request of the owners of not less than 25% of the affected purchase contracts, on behalf of all the owners.

     Limitation on Actions by You as an Individual Holder. No owner of any unit will have any right under the unit agreement to institute any action or proceeding at law or in equity or in bankruptcy or otherwise regarding the unit agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless the owner will have given written notice to the unit agent and to us of the occurrence and continuance of a default thereunder and in the case of an event of default under the debt securities or the relevant indenture, unless the procedures, including notice to us and the trustee, described in the applicable indenture have been complied with.

     If these conditions have been satisfied, any owner of an affected unit may then, but only then, institute an action or proceeding.

     Absence of Protections against All Potential Actions. There are no covenants or other provisions in the unit agreement providing for a put right or increased interest or otherwise that would afford holders of units additional protection in the event of a recapitalization transaction, a change of control or a highly leveraged transaction.

     Modification without Consent of Holders. We and the unit agent may amend the unit agreement without the consent of the holders to:

    o  cure any ambiguity;

    o  correct or supplement any defective or inconsistent provision; or

    o amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

     Modification with Consent of Holders. We and the unit agent, with the consent of the holders of not less than a majority of all series of outstanding units affected, voting as one class, may modify the rights of the holders of the units of each series so affected. However, we and the unit agent may not make any of the following modifications without the consent of the holder of each outstanding unit affected by the modification:

    o materially adversely affect the holders' units or the terms of the unit agreement (other than terms related to the three clauses described above under "--Modification without Consent of Holders"); or

    o reduce the percentage of outstanding units the consent of whose owners is required for the modification of the provisions of the unit agreement (other than terms related to the three clauses described above under "--Modification without Consent of Holders").

     Modifications of any debt securities included in units may only be made in accordance with the applicable indenture, as described under "Description of Debt Securities--Modification of the Indenture."

     Consolidation, Merger or Sale of Assets. The unit agreement provides that we will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

    o we shall be the continuing person or, if we are not the continuing person, the resulting, surviving or transferee person (the "surviving entity") is a company organized and existing under the laws of the United States or any State or territory;

    o the surviving entity will expressly assume all of our obligations under the debt securities and each indenture, and will, if required by law to effectuate the assumption, execute supplemental indentures which will be delivered to the unit agents and will be in form and substance reasonably satisfactory to the trustees;

    o immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

    o we or the surviving entity will have delivered to the unit agents an officers' certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the applicable indenture relating to the transaction or series of transactions have been satisfied.

     If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indentures, the successor corporation will succeed to, and be substituted for, and may exercise our rights and powers under the indentures with the same effect as if such successor corporation had been named as us.

     Unit Agreement Not Qualified Under Trust Indenture Act. The unit agreement will not be qualified as an indenture under, and the unit agent will not be required to qualify as a trustee under, the Trust Indenture Act. Accordingly, the holders of units will not have the benefits of the protections of the Trust Indenture Act. However, any debt securities issued as part of a unit will be issued under an indenture qualified under the Trust Indenture Act, and the trustee under that indenture will be qualified as a trustee under the Trust Indenture Act.

     Title. We, the unit agent, the trustees, the warrant agent and any of their agents will treat the registered owner of any unit as its owner, notwithstanding any notice to the contrary, for all purposes.

     New York Law to Govern. The unit agreement, the units and the purchase contracts constituting part of the units will be governed by, and construed in accordance with, the laws of the State of New York.

                               FORMS OF SECURITIES

     Unless otherwise indicated in a prospectus supplement, the debt securities, purchase contracts, warrants and units will be issued in the form of one or more fully registered global securities (a "Global Security") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository" or "DTC") and registered in the name of the Depository's nominee. Beneficial interests in a Global Security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants of the Depository. Investors may elect to hold interests in the Global Securities through DTC. Except as set forth below, a Global Security may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

     The Depository has advised us that it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

    o securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

    o  banks and trust companies;

    o  clearing corporations; and

    o  certain other organizations.

     Access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants or indirect participants.

     The Depository advises that pursuant to procedures established by it:

    o upon issuance of a Global Security, the Depository will credit the account of participants designated by any dealers, underwriters or agents participating in the distribution of the securities with the respective principal or face amounts of securities beneficially owned by such participants; and

    o ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Security).

     The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to own, transfer or pledge beneficial interests in a Global Security is limited to such extent.

     As long as the Depository's nominee is the registered owner of a Global Security, such nominee for all purposes will be considered the sole owner or holder of the securities represented by the Global Security. Except as provided below, you will not:

    o  be entitled to have any of the securities registered in your name;

    o receive or be entitled to receive physical delivery of the securities in definitive form; or

    o be considered the owners or holders of the securities under the applicable indenture, purchase contract agreement, warrant agreement or unit agreement.

     Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to purchase contracts, warrants or units, represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security. Neither we, the trustees, any unit agent, purchase contract agent, warrant agent, paying agent or any other agent for payment on or registration of transfer or exchange of any Global Security nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If the Depository is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue securities in definitive form in exchange for the Global Securities. In addition, we may at any time determine not to have the securities represented by Global Securities and, in such event, will issue securities in definitive form in exchange for the Global Securities. In either instance, an owner of a beneficial interest in a Global Security will be entitled to have securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the securities in definitive form. No service charge will be made for any transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

                              PLAN OF DISTRIBUTION

     We may offer from time to time debt securities, $1 2/3 par value common stock, preference stock, preferred stock, purchase contracts, depositary shares, warrants and units. The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $10,000,000,000. Some of these securities may, pursuant to their terms, be mandatorily convertible into or mandatorily exchangeable for securities issued or to be issued by us or any third party, including any of our affiliates.

     A prospectus supplement will set forth the terms of the offering of the securities described in this prospectus, including:

    o the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

    o the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

    o  any securities exchanges on which the securities may be listed.

     Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may sell the securities for cash, or in exchange for satisfaction of our outstanding liabilities to certain of our creditors, in any of the following ways (or in any combination thereof):

    o  directly to purchasers;

    o  through agents;

    o  through underwriters;

    o  through dealers;

    o  through remarketing firms; and

    o through direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Direct Sales

     We may directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved.

By Agents

     We may use agents to sell the securities. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily three business days or less.

By Underwriters

     If an underwriter or underwriters are utilized in the sale of securities, we will enter into an underwriting agreement or exchange agreement, as applicable, with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in a prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

     If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

By Dealers

     If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing Firms

     We may use a remarketing firm to offer or sell the securities in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own account or as agents for us. These remarketing firms will offer or sell the securities pursuant to the terms of the securities. A prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will also describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

Delayed Delivery Contracts

     If so indicated in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include:

    o  commercial and savings banks;

    o  insurance companies;

    o  pension funds;

    o  investment companies;

    o  educational and charitable institutions; and

    o  other institutions.

     All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

Derivatives and Hedging Transactions

     We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of $1 2/3 par value common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of $1 2/3 par value common stock short using this prospectus and deliver $1 2/3 par value common stock covered by this prospectus to close out such short positions, or loan or pledge $1 2/3 par value common stock to financial institutions that in turn may sell the shares of $1 2/3 par value common stock using this prospectus. We may pledge or grant a security interest in some or all of the $1 2/3 par value common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the $1 2/3 par value common stock from time to time pursuant to this prospectus.

Through the Internet or Bidding or Ordering System

     We may also offer securities directly to the public, with or without the involvement of agents, underwriters or dealers and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

     The final offering price at which securities would be sold and the allocation of securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of securities. We will describe in a supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters' obligations with respect to the auction or ordering system.

General Information

     The place and time of delivery for the securities described in this prospectus will be set forth in the accompanying prospectus supplement.

     We may have agreements with the agents, underwriters and dealers to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

     In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

                                  LEGAL MATTERS

     The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Martin I. Darvick, Esq., an attorney on our legal staff, and for the agents by Davis Polk & Wardwell. Mr. Darvick owns shares and holds options to purchase shares of our $1 2/3 par value common stock. Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of our Board of Directors and has acted as counsel to us and certain of our affiliates in various matters.

                                     EXPERTS

     The consolidated financial statements and related financial statement schedules of General Motors Corporation incorporated into this document by reference from the General Motors Corporation Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The report of Deloitte & Touche LLP expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for the adoption of: 1) FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," 2) Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" relating to the expensing of the fair market value of newly granted stock options and other stock-based compensation awards issued to employees and 3) SFAS No. 142, "Goodwill and Other Intangible Assets" relating to the change in the method of accounting for goodwill and other intangible assets.

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